EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated November 30, 2007, with respect to the consolidated financial statements and internal control over financial reporting of Sonic Foundry, Inc. and Subsidiaries appearing in the 2007 Annual Report on Form 10-K for the year ended September 30, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Madison, Wisconsin
June 11, 2008